EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports First Quarter 2014 Results; Annualized Growth of 32% in Loan Portfolio Since Year-End

ENGLEWOOD CLIFFS, N.J., April 24, 2014 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq:CNOB) (the "Company" or "ConnectOne"), parent company of ConnectOne Bank (the "Bank"), today reported net income of $2.6 million, or $0.50 per diluted share, for the first quarter of 2014, compared with net income of $2.3 million, or $0.56 per diluted share, for the prior year period. First quarter 2014 results include $0.7 million in after-tax merger expenses related to the pending merger-of-equals with Center Bancorp, Inc., announced during the first quarter of 2014. Excluding merger costs, net income was $3.3 million or $0.63 per diluted share, reflecting a 40.7% increase over net income for the first quarter of 2013. See Supplemental Information-Non-GAAP Financial Measures.

Frank Sorrentino III, Chairman and CEO of ConnectOne stated, "We are extremely pleased with our first quarter 2014 financial performance. During the quarter, the Company's loan portfolio grew by $93.5 million, reflecting a 32% annualized growth rate. Net income, excluding merger-related expenses, increased sequentially, by 15.3% over the fourth quarter of 2013. Nonperforming assets declined, representing 0.71% of total assets as of March 31, 2014, while our efficiency ratio for the first quarter 2014 improved to 47.7%. Our merger-of-equals transaction remains on track to close either late in the second quarter or early in the third quarter of 2014."

Earnings

Fully taxable equivalent ("FTE") net interest income for the first quarter of 2014 totaled $11.7 million, an increase of $2.3 million, or 24.7%, from the year ago period. The increase in net interest income was primarily due to a 33.9% increase in average interest-earning assets, which grew to $1.3 billion in the first quarter of 2014. This was partially offset by a 28 basis points contraction in the net interest margin, from 4.01% in the first quarter of 2013 to 3.73% in the first quarter of 2014. Average total loans increased by 35.9% to $1.2 billion in the first quarter of 2014 from the prior year period. Prepayment fees contributed 10 basis points to the net interest margin for the first quarter of 2014, and 7 basis points to the net interest margin for the first quarter of 2013.  Management expects net interest income to continue expanding as a result of solid loan growth, while margin compression is likely to moderate in future periods as the Company's loan origination mix changes and the loan portfolio fully re-prices.

Non-interest income represents a relatively small portion of the Bank's total revenue as management has historically made a strategic decision to de-emphasize fee income, focusing instead on customer growth and retention. Non-interest income totaled $0.3 million in each of the first quarters of 2014 and 2013.  Bank owned life insurance ("BOLI") income in 2014 (there was no BOLI outstanding during the first quarter of 2013) was largely offset by declines in gains on sale of residential mortgage loans.

Non-interest expenses for the first quarter of 2014 increased by $1.9 million to $6.7 million, from $4.7 million in the prior year period. Non-interest expenses, excluding merger-related expenses, totaled $5.7 million, representing a $1.0 million or 21.3% increase from 2013, and was essentially flat from the linked fourth quarter of 2013. The primary factor contributing to the increases in total non-interest expenses from last year was salaries and employee benefits expense, which increased by $0.6 million to $3.1 million in the first quarter of 2014 from $2.5 million in the first quarter of 2013. The increase was primarily due an increase in the number of full-time equivalent employees and higher incentive-based compensation. Also contributing to higher non-interest expenses were increased costs associated with being a publicly-traded entity, higher professional fees, occupancy costs and a general increase in other operating expenses related to a significantly increased volume of business. Management continues to focus on expense control, balancing its investment in infrastructure with prudent and sustainable growth.

Income tax expense was $1.5 million for the first quarter of 2014 compared with $1.6 million for the first quarter of 2013. The effective tax rates were 36.0% and 41.3% for the first quarters of 2014 and 2013, respectively. The effective tax rate for 2014 reflects a reorganized operating structure effective October 1, 2013. The Company's effective tax rate is projected to be approximately 36% in future periods, although it is likely to fluctuate depending upon future levels of taxable and non-taxable revenue.

Asset Quality

Nonperforming assets, which includes nonaccrual loans and other real estate owned, totaled $9.7 million at March 31, 2014, down from $10.5 million at December 31, 2013 and up from $7.9 million at March 31, 2013.  Nonperforming assets as a percent of total assets declined to 0.72% at March 31, 2014 from 0.84% at December 31, 2013 and from 0.79% at March 31, 2013. The allowance for loan losses was $17.0 million, representing 1.37% of loans receivable and 192.5% of nonaccrual loans at March 31, 2014. At December 31, 2013, the allowance was $16.0 million representing 1.39% of loans receivable and 174.2% of nonaccrual loans, and at March 31, 2013 the allowance was $13.6 million representing 1.51% of loans receivable and 181.9% of nonaccrual loans. The provision for loan losses was $1.3 million for the first quarter of 2014, $1.4 million for the fourth quarter of 2013, and $0.9 million for the first quarter 2013. The provision for loan losses has remained relatively constant, although the level is contingent upon many factors including, but not limited to, loan growth, the Company's historical loss experience, macroeconomic conditions and reserves required for specific credits. The annualized rate of net loan charge-offs was 0.08% for the first quarter of 2014, 0.03% for the fourth quarter of 2013 and 0.25% for the first quarter of 2013.

Financial Condition

At March 31, 2014, the Company's total assets were $1.35 billion, a $104.5 million increase from December 31, 2013.  The increase in total assets was primarily due to a $93.5 million increase, to $1.25 billion, in loans receivable, an $11.0 million increase, to $45.3 million, in cash and cash equivalents. The growth in assets was funded by a $61.9 million increase in deposits, a $39.7 million increase in Federal Home Loan Bank borrowings, and a $2.6 million increase in retained earnings.

Capital

Stockholders' equity totaled $133.0 million as of March 31, 2014, an increase of $2.9 million from $130.1 million as of December 31, 2013, primarily due to the retention of earnings.  As of March 31, 2014, the tangible common equity ratio and tangible book value per share were 9.85% and $25.92, respectively. As of December 31, 2013, the Company's tangible common equity ratio and tangible book value per share were 10.45% and $25.43, respectively.

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, that was formed in 2008 to serve as the holding company for ConnectOne Bank ("the Bank"). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its eight other banking offices.

For more information visit https://www.connectonebank.com/.

Additional Information for Stockholders

In connection with the proposed merger, Center Bancorp, Inc. ("Center") has filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 that includes a joint proxy statement of Center and ConnectOne and a prospectus of Center, as well as other relevant documents concerning the proposed transaction. Center and ConnectOne will each mail the joint proxy statement/prospectus to its stockholders subsequent to the Registration Statement on Form S-4 being declared effective. SHAREHOLDERS OF CENTER AND CONNECTONE ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other filings containing information about Center and ConnectOne at the SEC's website at www.sec.gov. The joint proxy statement/prospectus (when available) and the other filings may also be obtained free of charge at Center's website at www.centerbancorp.com under the tab "Investor Relations," and then under the heading "SEC Filings" or at ConnectOne's website at www.connectonebank.com under the tab "Investor Relations," and then under the heading "SEC Filings."

Center, ConnectOne and certain of their respective directors and executive officers, under the SEC's rules, may be deemed to be participants in the solicitation of proxies of Center and ConnectOne's shareholders in connection with the proposed merger. Information regarding the directors and executive officers of Center and their ownership of Center common stock is set forth in the proxy statement for Center's 2013 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 15, 2013. Information regarding the directors and executive officers of ConnectOne and their ownership of ConnectOne common stock is set forth in the proxy statement for ConnectOne's 2013 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 8, 2013. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONNECTONE BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except for share data)	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
Cash and due from banks	$ 3,005	$ 2,907
Interest-bearing deposits with banks	42,325	31,459
Cash and cash equivalents	45,330	34,366

Securities available for sale	27,199	27,589
Securities held to maturity, fair value of $943 at 2014 and $1,077 at 2013	898	1,027
Loans held for sale	792	575

Loans receivable	1,245,363	1,151,904
Less: Allowance for loan losses	(17,035)	(15,979)
Net loans receivable	1,228,328	1,135,925

Investment in restricted stock, at cost	9,411	7,622
Bank premises and equipment, net	7,385	7,526
Accrued interest receivable	4,235	4,102
Other real estate owned	870	1,303
Goodwill	260	260
Bank-owned life insurance	15,334	15,191
Deferred taxes	7,539	7,614
Other assets	142	128
Total assets	$ 1,347,723	$ 1,243,228

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Deposits
Noninterest-bearing	$ 236,872	$ 216,804
Interest-bearing	790,884	749,003
Total deposits	1,027,756	965,807
FHLB Borrowings	177,301	137,558
Accrued interest payable	2,836	2,762
Capital lease obligation	3,081	3,107
Other liabilities	3,741	3,866
Total liabilities	1,214,715	1,113,100

Commitments and Contingencies

Stockholders' Equity
Common stock and surplus, no par value; authorized 10,000,000 shares at
March 31, 2014 and December 31, 2013; issued and outstanding 5,122,047 at
March 31, 2014 and 5,106,455 at December 31, 2013	99,466	99,315
Retained earnings	33,539	30,931
Accumulated other comprehensive income (loss)	3	(118)
Total stockholders' equity	133,008	130,128
Total liabilities and stockholders' equity	$ 1,347,723	$ 1,243,228

CONNECTONE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Interest income
Loans receivable, including fees	$ 13,455	$ 10,696
Securities	227	195
Other interest income	22	21
Total interest income	13,704	10,912
Interest expense
Deposits	1,401	1,146
FHLB borrowings	561	334
Capital lease	47	48
Total interest expense	2,009	1,528

Net interest income	11,695	9,384
Provision for loan losses	1,300	925
Net interest income after provision for loan losses	10,395	8,459

Non-interest income
Service fees	87	100
Gains on sales of loans	41	83
Income on bank owned life insurance	144	--
Other income	77	76
Total non-interest income	349	259

Non-interest expenses
Salaries and employee benefits	3,091	2,480
Occupancy and equipment	829	729
Professional fees	378	271
Advertising and promotion	99	103
Data processing	517	447
Merger related expenses	923	--
Other expenses	835	711
Total non-interest expenses	6,672	4,741

Income before income tax expense	4,072	3,977
Income tax expense	1,464	1,641
Net income	$ 2,608	$ 2,336

Earnings per common share:
Basic	$ 0.52	$ 0.58
Diluted	0.50	0.56
Weighted average common shares outstanding:
Basic	5,035,521	4,055,908
Diluted	5,216,599	4,178,214

CONNECTONE BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)
	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Performance ratios:
Return on average assets	0.82%	0.93%	0.99%
Return on average stockholders' equity	7.98%	8.73%	9.77%
Net interest margin	3.73%	3.69%	4.01%
Efficiency ratio (1)	47.7%	50.5%	49.2%

	As of
	March 31,	December 31,	March 31,
	2014	2013	2013
Capital ratios:
Leverage ratio	10.25%	10.74%	12.74%
Risk-based Tier 1 capital ratio	10.96%	11.67%	14.18%
Risk-based total capital ratio	12.20%	13.07%	15.43%
Tangible common equity to tangible assets (1)	9.85%	10.45%	12.15%

Annualized net loan charge-offs as a % of average loans	0.08%	0.03%	0.25%

Tangible book value per common share (1)	$ 25.92	$ 25.43	$ 24.33

Asset quality:
Nonaccrual loans	$ 8,848	$ 9,175	$ 7,498
Other real estate owned	870	1,303	433
Total non-performing assets	$ 9,718	$ 10,478	$ 7,931

Performing troubled debt restructured loans	$ 2,925	$ 2,934	$ 2,996
Loans past due 90 days and still accruing	--	--	--

Nonaccrual loans as a % of loans receivable	0.71%	0.80%	0.83%
Nonperforming assets as a % of total assets	0.72%	0.84%	0.79%
Allowance for loan losses as a % of loans receivable	1.37%	1.39%	1.51%
Allowance for loan losses as a % of nonaccrual loans	192.5%	174.2%	181.9%

(1) See Supplemental Information - Non-GAAP Financial Measures on following page.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL INFORMATION - NON-GAAP FINANCIAL MEASURES
(dollars in thousands, except per share data)
	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Efficiency Ratio
Non-interest expense	$ 6,672	$ 5,765	$ 4,741
Less: merger related expenses	(923)	--	--
Adjusted non-interest expense (numerator)	$ 5,749	$ 5,765	$ 4,741

Net interest income	11,695	11,067	9,384
Non-interest income	349	349	259
Less: gains on sales of securities	--	--	--
Adjusted operating revenue (denominator)	$ 12,044	$ 11,416	$ 9,643

Efficiency Ratio	47.7%	50.5%	49.2%

Diluted EPS excluding merger-related expenses
Income before income tax expense	$ 4,072	$ 4,251	$ 3,977
Income tax expense	1,464	1,401	1,641
Net income	2,608	2,850	2,336
Merger related expenses	923	--	--
Income tax benefit	245	--	--
Merger related expenses (after tax)	678	--	--
Net income excluding merger related expenses	$ 3,286	$ 2,850	$ 2,336

Diluted shares	5,216,599	5,180,522	4,178,214
Diluted EPS, as reported	$ 0.50	$ 0.55	$ 0.56
Diluted EPS, excluding merger related expenses	$ 0.63	$ 0.55	$ 0.56
Return on average assets, as reported	0.82%	0.93%	0.99%
Return on average assets excluding merger related expenses	1.03%	0.93%	0.99%
Return on average stockholders' equity, as reported	7.98%	8.73%	9.77%
Return on average stockholders' equity excluding merger related expenses	10.06%	8.73%	9.77%

	As of
	March 31,	December 31,	March 31,
	2014	2013	2013

Tangible Common Equity and Tangible Common Equity/Tangible Assets
Common equity	$ 133,008	$ 130,128	$ 122,439
Less: intangible assets	(260)	(260)	(260)
Tangible common equity	$ 132,748	$ 129,868	$ 122,179

Total assets	$ 1,347,723	$ 1,243,228	$ 1,005,771
Less: intangible assets	(260)	(260)	(260)
Tangible assets	$ 1,347,463	$ 1,242,968	$ 1,005,511

Tangible Common Equity/Tangible Assets	9.85%	10.45%	12.15%

Tangible Book Value per Common Share
Book value per common share	$ 25.97	$ 25.48	$ 24.38
Less: effects of intangible assets	(0.05)	(0.05)	(0.05)
Tangible Book Value per Common Share	$ 25.92	$ 25.43	$ 24.33

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	March 31, 2014			March 31, 2013
	Average		Average	Average		Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$ 37,122	$ 233	2.55%	$ 25,216	$ 195	3.14%
Loans receivable (3) (4)	1,186,847	13,455	4.60%	873,557	10,696	4.97%
Federal funds sold and interest-
bearing deposits with banks	48,463	22	0.18%	51,431	21	0.17%
Total interest-earning assets	1,272,432	13,710	4.37%	950,204	10,912	4.66%
Allowance for loan losses	(16,450)			(13,545)
Non-interest earning assets	37,977			19,364
Total assets	$ 1,293,959			$ 956,023

Interest-bearing liabilities:
Savings, NOW, Money Market, Interest Checking	$ 340,125	225	0.27%	$ 329,906	259	0.32%
Time deposits	436,820	1,176	1.09%	277,882	887	1.29%
Total interest-bearing deposits	776,945	1,401	0.73%	607,788	1,146	0.76%

Borrowings	166,226	561	1.37%	76,019	334	1.78%
Capital lease obligation	3,098	47	6.15%	3,172	48	6.14%
Total interest-bearing liabilities	946,269	2,009	0.86%	686,979	1,528	0.90%
Noninterest-bearing deposits	209,303			164,403
Other liabilities	5,897			7,706
Stockholders' equity	132,490			96,935
Total liabilities and stockholders' equity	$ 1,293,959			$ 956,023

Net interest income/interest
rate spread (5)		$ 11,701	3.51%		$ 9,384	3.76%
Tax equivalent effect		(6)			--
Net interest income as reported		$ 11,695			$ 9,384

Net interest margin (6)			3.73%			4.01%

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 35 percent federal tax rate.
(3) Includes loan fee income.
(4) Loans receivable include non-accrual loans.
(5) Represents difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6) Represents net interest income divided by average total interest-earning assets.
(7) Rates are annualized.
CONTACT: Investor Contact:
         William S. Burns
         Executive VP & CFO
         201.816.4474; bburns@cnob.com

         Media Contact:
         Rachel Gerber, MWW
         646.215.6889; rgerber@mww.com